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                                   EXHIBIT 14

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We consent to the references to our firm in the Registration Statement on Form N-14 of the Touchstone Strategic Trust and to the use of our reports dated February 12, 2003 on the financial statements and financial highlights of the Navellier Large Cap Growth Portfolio, a series of shares of The Navellier Performance Funds, and the Navellier Large Cap Growth Portfolio, a series of shares of the Navellier Millennium Funds. Such financial statements, financial highlights and reports of independent certified public accountants appear in the 2002 Annual Reports to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.




TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
June 10, 2003



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